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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

    DeJong                    Greg
    (Last)                    (First)                   (Middle)

                              c/o Mirenco, Inc.
                              206 May Street
                              (Street)

     Radcliffe,                IA                        50230
     (City)                    (State)                   (Zip)

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              2. Date of Event Requiring Statement (Month/Day/Year)

                                     8/18/01
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   3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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                   4. Issuer Name and Ticker or Trading Symbol

                              MIRENCO, INC. (MREO)
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

                           [X] Director [_] 10% Owner
            [_] Officer (give title below) [_] Other (specify below)

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               6. If Amendment, Date of Original (Month/Day/Year)


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           7. Individual or Joint/Group Filing (Check applicable line)

                     [X] Form Filed by One Reporting Person

                [_] Form Filed by More than One Reporting Person


             Table I -- Non-Derivative Securities Beneficially Owned

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common Stock                   20,000                      D
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

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

      Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                     (Over)
                                 (Form 3-07/98)


                                                     FORM 3 (continued)

                                  Table II -- Derivative Securities Beneficially Owned
                              (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                       5. Owner-
                                                   3. Title and Amount of Securities                      ship
                                                      Underlying Derivative Security                      Form of
                         2. Date Exercisable          (Instr. 4)                                          Derivative
                            and Expiration Date    ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                           Date       Expira-                              Number           Price of      Indirect       Beneficial
1. Title of Derivative     Exer-      tion                                 of               Derivative    (I)            Ownership
   Security (Instr. 4)     cisable    Date           Title                 Shares           Security      (Instr. 5)     (Instr. 5)
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   NOT APPLICABLE
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====================================================================================================================================
                                                       Explanation of Responses:



                           /s/ Greg DeJong                                         September 12, 2001
                         **Signature of Reporting Person                           Date


                ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

                                               See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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